ROHM AND HAAS COMPANY REPORTS FIRST QUARTER RESULTS;
SALES UP 5 PERCENT WITH EARNINGS PER SHARE OF $0.86

Highlights for the Quarter:

•	Sales of $2,160 million were up 5 percent over the same period in 2006, with higher demand accounting for 2 percent, the favorable impact of currency 2 percent, and higher selling prices 1 percent.

•	Salt, Performance Materials and Electronic Materials Groups all posted good sales growth for the quarter; sales in the Specialty Materials Group businesses were up modestly, despite weaker than expected conditions in the North American Building and Construction market, which was more than offset by robust growth in all other regions.

•	Earnings per share from continuing operations were $0.86, down 8 percent from the same period in 2006, reflecting strong performance in Salt, Electronic Materials and Performance Materials, while Specialty Materials earnings were negatively impacted by weak demand in the United States and the decline, as anticipated, in monomer pricing.

•	Steady progress was made on the implementation of Vision 2010, with the announcement of a strategic alliance for monomers in Asia; the acquisition of light management film technology and related business elements to enhance the Electronic Materials portfolio; and the launch of a breakthrough application in the AgroFresh business.

PHILADELPHIA, PA, April 23, 2007 — Rohm and Haas Company (NYSE: ROH) today reported first quarter 2007 sales of $2,160 million, a 5 percent increase over the same period in 2006, reflecting stronger Salt sales, robust sales in the Performance Materials Group, and a continuation of growth in the Electronic Materials business. The Specialty Materials Group reported modest sales growth in the quarter, as a result of the weak Building and Construction markets in the U.S., with sales outside the U.S. remaining strong. The company reported first quarter 2007 earnings from continuing operations of $190 million, or $0.86 per share, compared to record earnings of $207 million, or $0.93 per share, for the first quarter of 2006.

	1st Quarter
	2007
	2007	2006	% Change

Sales ($MM)	$2,160	$2,058	5%

Earnings from continuing operations ($MM)	$ 190	$ 207	(8%)

Diluted earnings per share from continuing operations	$ 0.86	$ 0.93	(8%)

“Given the weak U.S. Building and Construction market, this was a solid performance for the quarter, and provides further evidence of our balanced and globally well-positioned portfolio that helped us buffer the short-term economic weaknesses in a key market, and important region of our business,” said Raj Gupta, chairman, president and chief executive officer. “Our Electronic Materials business continues to see good demand growth, even in a slower market environment, and our Performance Materials businesses also posted strong sales growth in the quarter. The Specialty Materials Group was adversely affected by the weaker than expected U.S. Building and Construction market, however sales growth outside the U.S. remained very strong, and our Salt performance was bolstered by a late winter surge in ice-control demand.”
Gupta noted the company made steady progress in implementing its Vision 2010 strategy and that the first quarter results reflect the transition phase anticipated as the company accelerates value-creation.

“We took a number of actions to accelerate both growth and profitability as part of our Vision 2010 strategy,” Gupta said. “In this quarter we have announced several initiatives to strengthen our portfolio and enhance our technology base. These actions, together with ongoing solid financial performance, give us confidence we can deliver excellent performance on a sustained basis.”

First Quarter 2007 Business Performance

As a result of the company’s business reorganization, 2006 comparative information has been reclassified to reflect the company’s new reporting structure. Further, 2006 results have been reclassified to reflect changes to the company’s shared service allocation and monomer transfer pricing policies.

Specialty Materials Group
The Specialty Materials Group comprises three units that represent the majority of the company’s chemicals business, serving a broad range of end-use markets. Overall sales for this Group (after intersegment elimination) were up a modest 1 percent. Earnings for this Group declined 26 percent over the same period in 2006, due in part to higher unplanned operating costs, lower third-party monomer selling prices, and significantly lower demand in the U.S. The results for Specialty Materials are reported under the three separate reportable segments as follows:

Paint and Coatings Materials
Sales for the Paint and Coatings Materials business were $478 million, a decrease of 1 percent, or $7 million from the same period last year, substantially as a result of lower demand in the U.S., where a steeper than anticipated slowdown in home improvement, along with lower existing and new home sales created a weak market environment for architectural paints. Demand remained strong across all other regions, with stable selling, raw material and energy prices. Earnings of $53 million in 2007 were down from $60 million in 2006, primarily the result of the lower U.S. demand which was partially offset by higher demand in the other regions, as well as the favorable impact of currencies.

Packaging and Building Materials
Packaging and Building Materials sales were $449 million in the quarter, down 1 percent from the prior year period. The decrease reflects the impact of lower demand in the Building and Construction markets in the U.S., partially offset by favorable currencies. While many of the segments served by this business experienced softness, demand was particularly weak in the U.S. vinyl siding and windows profile markets, which use our plastics additives products. In addition, the year-on-year comparison is adversely impacted by an exceptionally strong first quarter of 2006.

Earnings of $28 million were down as compared to the $37 million in the first quarter of 2006. First quarter 2006 results included a $4 million, after-tax, charge primarily for restructuring and other one-time costs related to our Graphic Arts business. The earnings decline reflects increased raw material costs and lower demand, primarily in the U.S., which were only partially offset by favorable currencies and higher selling prices.

Primary Materials
The results for Primary Materials include sales to our internal downstream monomer-consuming businesses, primarily Paint and Coatings Materials and Packaging and Building Materials, along with sales of monomers, dispersants and other polymers to third party customers. First quarter sales for Primary Materials were $482 million, essentially flat with the prior year period. Sales to third party customers, particularly in Europe, increased 11 percent, to $231 million in the first quarter of 2007, on higher volumes, while pricing for monomers, as anticipated, was lower. Sales to the downstream Rohm and Haas specialty businesses were 8 percent lower, due primarily to lower volumes, reflecting the impact of weak market conditions in the U.S.

Earnings of $30 million for the first quarter of 2007 decreased from $54 million in the prior period, due to higher unplanned plant operating costs, lower production in line with reduced captive demand, and lower selling prices.

Electronic Materials Group
Sales for Electronic Materials were $385 million in the quarter, up 3 percent over the same period last year, in line with expectations. All businesses reported stronger demand, with the majority of the growth coming from Asia. The company’s advanced technology product lines were up 5 percent compared with the same period last year, a rate faster than market growth.

Circuit Board Technologies sales grew a modest 1 percent in the quarter, reflecting solid gains in Asia, which offset weaker demand in the U.S.

Packaging and Finishing Technologies sales were essentially flat compared to the first quarter of 2006; however process sales were up 5 percent, with precious metal pass-through sales down 2 percent.

Semiconductor Technologies sales were up 4 percent over the same period in 2006, reflecting strength in Chemical Mechanical Planarization (CMP) pads and slurries, as well as advanced photoresists and ancillary products. Solid growth in Asia and Europe more than offset weaker demand in North America for semiconductor materials. The pace of increase has moderated somewhat from previous quarters, in line with overall trends in the semiconductor industry.

Earnings of $60 million were up 13 percent from the same period in 2006, reflecting increased demand as well as good operational performance.

Performance Materials Group
Sales for the Performance Materials Group were $290 million in the quarter, up 6 percent over the same period last year. Stronger demand in the Asia-Pacific and Latin American regions, coupled with the impact of favorable currencies in Europe, more than offset the overall weakness in North America. In addition, the business experienced rapid growth of the patented 1-MCP technology of the AgroFresh business unit.

Process Chemicals and Biocides sales were up 6 percent over the same period last year, with demand for ion exchange resins strong across all regions and segments, while the paper bleaching market in North America for sodium borohydride products remains weak. In the emerging markets, particularly China, Central and Eastern Europe and Turkey, the business saw increased demand in both the nutrition and industrial process markets. In North America, there was solid growth in new applications, such as bio-diesel.

Powder Coatings sales, which are included in the Performance Materials results, were up 3 percent from the same period in 2006. The increase was primarily due to higher pricing and the favorable impact of currencies, partially offset by lower demand.

Performance Materials earnings of $21 million were up from the $18 million in the same period last year, due to higher selling prices necessary to offset higher raw material costs, the favorable impact of currencies, and strong year-on-year improvement in Powder Coatings.

Salt
Salt sales for the quarter were $327 million, an increase of 24 percent over the same period in 2006, reflecting higher ice control sales volumes, the favorable comparison against a fairly mild winter in 2006, along with improved product line management and pricing in the industrial and consumer markets.

Earnings of $33 million for the quarter were up substantially over the $18 million in the same period in 2006, in line with improved sales performance across all product lines.

First Quarter 2007 Regional Sales Performance

North American sales of $1,094 million were down a modest 1 percent. Excluding Salt, sales were down 9 percent, reflecting weaker than expected demand across many segments, particularly the Building and Construction market. Selling prices, with the exception of third party monomer, were comparable to the same period a year ago. Sales in Europe for the quarter were $560 million, up 14 percent from the prior year period, due to the favorable impact of currencies, higher volumes, particularly in the Paint and Coatings Materials business and across the emerging markets of the regions, such as Central and Eastern Europe and Turkey. Asia-Pacific sales of $422 million were up 9 percent, due to the strong growth across all key businesses, particularly Electronic Materials, as well as the Specialty Materials Group businesses. The company also saw increased penetration of Specialty Materials and Performance Materials product lines in the emerging markets of China, India and Southeast Asia, as well as excellent acceptance of its advanced technologies in Electronic Materials. Sales in Latin America of $84 million were up approximately 11 percent, driven by higher demand across the Specialty Materials and Performance Materials businesses.

First Quarter 2007 Income Statement

Gross Profit of $609 million in the quarter was 6 percent lower than the same period in 2006, reflecting higher operating costs, lower demand in the U.S., modestly higher raw material costs, and stronger growth in the emerging markets where some margins are lower, which were partially offset by favorable currencies. Gross profit margin of 28.2 percent is below the company’s target of approximately 30 percent.

Selling and Administrative (S & A) spending was $260 million, up 5 percent over the same period last year, largely reflecting increased spending to support growth initiatives, as well as costs related to the establishment of a European Headquarters structure. S & A expenses were 12 percent of sales, essentially flat with the same period in 2006.

Research spending of $68 million was essentially flat from the same period last year, reflecting full funding of Research and Development efforts in the key strategic growth areas of Electronic Materials, Paint and Coatings Materials, and Performance Materials.

Interest expense for the quarter was $24 million, down 4 percent from the same period in 2006, primarily due to a lower overall effective interest rate and lower levels of debt.

Income tax expense was $75 million, reflecting an effective tax rate of 28.0 percent, as compared to income tax expense of $90 million in the prior year period, or an effective tax rate of 29.9 percent.

Corporate expense of $35 million was up from the $33 million in the prior year period.

Progress Update on Vision 2010 Strategy

Organizational changes that were announced in mid-October 2006 are now fully in place, with one-third of the company’s top 30 executives now located outside the United States.

The company also recently announced two significant portfolio actions. First, was the signing of a memorandum of understanding to build a world scale 200,000 metric ton capacity acrylic acid and ester plant in partnership with Reliance Industries at their state of the art refinery and petrochemical complex in Jamnagar, India. This facility, when operational, will serve the growing need of acrylic monomers and polymers throughout the Asia-Pacific region. The company also recently announced the acquisition of light management film technology and related business elements from Eastman Kodak to complement its existing flat panel display platform. This is an exciting first step in building a flat panel display technologies business, and the company expects to continue to build this platform through targeted acquisitions.

Emerging Markets sales grew by 14 percent in the first quarter and represented 21 percent of global sales compared with 19 percent in 2006, and our target of 35 percent by 2010.

As part of its operational excellence initiatives, the company has a target of holding global plant budgets flat from the 2006 baseline though 2010. An enterprise-wide initiative has been launched, which will further improve the already strong operating discipline within the company’s global network, and result in greater efficiencies, higher levels of reliability, and incremental capacity improvements.

In the area of innovation, the AgroFresh business launched the Invinsa™ technology during the quarter. This breakthrough development is an important expansion of the company’s patented 1-MCP technology that protects agronomic crop yields under heat and drought stress conditions.

Full-Year Outlook

“By and large, 2007 is shaping up to be as we had anticipated; modest growth in the Electronics Market, weighted towards the second half of the year; continued robust growth in the Emerging Markets; and, a normal ice-control season for the Salt business,” said Gupta. “A significant exception is the Building and Construction market in the U.S. In response, we have taken prudent cost reduction actions to mitigate the impact of lower demand without compromising the long term investments needed to fund future growth.”

As a result of these factors, the company expects full year sales to increase in the 5-6 percent range compared with 6-8 percent in the prior guidance, and earnings per share to be in the same range as the earlier guidance of $3.40-3.60.

“This performance will demonstrate our ability to respond rapidly to the external changes and remain focused on implementing the company’s long term profitable growth strategy,” Gupta noted.

# # #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.

About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006. Visit www.rohmhaas.com for more information.

CONTACTS:

Investor Relations
Andrew Sandifer
Director, Investor Relations
+1-215-592-3312
ASandifer@rohmhaas.com

Media Relations
Brian McPeak
Corporate Communications
+1-215-592-2741
Bmcpeak@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006	Percent Change
Net sales	$2,160	$2,058	5%
Cost of goods sold	1,551	1,413	10%

Gross profit	609	645	(6)%
Selling and administrative expense	260	248
Research and development expense	68	69
Interest expense	24	25
Amortization of intangibles	14	13
Restructuring and asset impairments	(1)	4
Share of affiliate earnings, net	5	1
Other (income), net	(19)	(14)

Earnings from continuing operations before income taxes and minority interest	268	301
Income taxes	75	90
Minority interest	3	4

Net earnings from continuing operations	$190	$207

Net earnings from discontinued operations	2	—

Net earnings	$192	$207

Basic net earnings per share:
Net earnings from continuing operations	$0.87	$0.94
Net earnings from discontinued operations	0.01	—

Net earnings	$0.88	$0.94

Diluted net earnings per share:
Net earnings from continuing operations	$0.86	$0.93
Net earnings from discontinued operations	0.01	—

Net earnings	$0.87	$0.93

Weighted average common shares outstanding – basic	216.6	220.9
Weighted average common shares outstanding – diluted	219.7	223.2
Other data:
Capital spending	$77	$53
Depreciation expense	$102	$102

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix I

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Net Sales by Business Segment and Region

	Three Months Ended
	March 31,
	2007	2006
Business Segment
Paint and Coating Materials	$478	$485
Packaging and Building Materials	449	454
Primary Materials	482	481
Elimination of Intersegment Sales	(251)	(272)

Specialty Materials Group	$1,158	$1,148
Electronic Materials Group	385	374
Performance Materials Group	290	273
Salt	327	263

Total	$2,160	$2,058

Customer Location
North America	$1,094	$1,103
Europe	560	492
Asia-Pacific	422	387
Latin America	84	76

Total	$2,160	$2,058

Net Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended
	March 31,
	2007	2006
Business Segment
Paint and Coating Materials	$53	$60
Packaging and Building Materials	28	37
Primary Materials	30	54

Specialty Materials Group	$111	$151
Electronic Materials Group	60	53
Performance Materials Group	21	18
Salt	33	18
Corporate	(35)	(33)

Total	$190	$207

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix II

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Provision for Restructuring and Asset Impairments by Business Segment

	Three Months Ended
	March 31,
Pre-tax	2007	2006
Business Segment
Paint and Coating Materials	$-	$-
Packaging and Building Materials	—	6
Primary Materials	—	—

Specialty Materials Group	$-	$6
Electronic Materials Group	(1)	(1)
Performance Materials Group	—	—
Salt	—	—
Corporate	—	(1)

Total	$(1)	$4

	Three Months Ended
	March 31,
After-tax	2007	2006
Business Segment
Paint and Coating Materials	$-	$-
Packaging and Building Materials	—	4
Primary Materials	—	—

Specialty Materials Group	$-	$4
Electronic Materials Group	(1)	(1)
Performance Materials Group	—	—
Salt	—	—
Corporate	—	(2)

Total	$(1)	$1

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended
	March 31,
	2007	2006
Business Segment
Paint and Coating Materials	$89	$101
Packaging and Building Materials	57	69
Primary Materials	62	101

Specialty Materials Group	$208	$271
Electronic Materials Group	105	99
Performance Materials Group	46	43
Salt	68	47
Corporate	(19)	(17)

Total	$408	$443

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended
	March 31,
	2007	2006

EBITDA	$408	$443
Asset impairments	—	3
Interest expense	24	25
Income taxes	75	90
Depreciation expense(2)	102	101
Amortization of finite-lived intangibles	14	13
Minority interest	3	4

Earnings from Continuing Operations	$190	$207

(1) EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.
(2) Excludes depreciation from the Automotive Coatings business, which is classified as a discontinued operation in our Consolidated Statement of Operations.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix III

Rohm and Haas Company and Subsidiaries

(unaudited)

Change in Net Sales by Business Segment and Region

	Sales Change Analysis
	Demand	Price	Currency	Other	Total
Business Segment
Paint and Coating Materials	% (4)	% 1	% 2	% -	% (1)
Packaging and Building Materials	(5)	—	3	1	(1)
Primary Materials (3rd Party)	13	(6)	4	—	11
Specialty Materials Group	(1)	(1)	3	—	1
Electronic Materials Group	2	1	—	—	3
Performance Materials Group	1	1	4	—	6
Salt	19	6	—	(1)	24
Total	% 2	% 1	% 2	% -	% 5

	Sales Change Analysis
	Demand	Price	Currency	Other	Total
Customer Location
North America	% (2)	% 1	% -	% -	% (1)
Europe	5	—	8	1	14
Asia-Pacific	8	—	1	—	9
Latin America	12	(1)	—	—	11
Total	% 2	% 1	% 2	% -	% 5